Mr. Randolph Gress
Chairman, CEO & President
Innophos Holdings, Inc.
259 Prospect Plains Road, Building A
Cranbury, NJ 08512

Dear Randy,
As you know, the Innophos Holdings, Inc. (“Company”) Board of Directors has been working with you on CEO succession planning over the course of several years. Speaking for the Board, I am gratified that you and the Board have reached mutual agreement on an approach to conduct a CEO search process, and for you to provide support for your successor’s transition. Needless to say, the Board, the Company’s employees and our investors are grateful for your leadership in developing and growing the Company from its first days as an independent company. Your accomplishments are notable. Your continued leadership through the succession process is and will be much appreciated.
This letter sets forth our agreement (“Agreement”) relating to the agreed CEO succession plan:
1.    Except as provided in this Agreement, your employment with the Company will end on April 1, 2016 (the “Separation Date”). You will remain in and perform your positions with the Company through the Separation Date, except as provided in this Agreement or as we may otherwise agree. In particular, if the Company employs a successor President and/or Chief Executive Officer before the Separation Date, you will remain employed through the Separation Date (and will retain your Chief Executive Officer and/or Chairman title(s) and a suitable office consistent with your continued status as Chief Executive Officer and/or Chairman) and will perform such transitional, consulting and other services, consistent with your role as Chief Executive Officer and/or Chairman, as the Company may reasonably request in order to execute strategy and achieve Company and your personal objectives, and to effect an orderly and productive transition (the “Transition”).
a. Any position you held as an executive, officer or employee of the Company or any of its subsidiaries or affiliates, and/or any position as a member or Chairman of the Board of Directors of the Company (the “Board”) (including any committees of the Board), and the boards of directors of any of the Company’s subsidiaries or affiliates, will end effective as of the Separation Date, or, if earlier, the date when the Company determines that the Transition is complete. In such latter event, you would not be required or expected to be present at the Company’s work locations, and your absence will not adversely affect your entitlement to remuneration or other rights hereunder. Regardless of the Separation Date, you agree to execute such documents as the Company may reasonably request to effectuate your resignations.

b. You and the Company may agree in writing to a Separation Date that is after April 1, 2016; provided, however, neither party is obligated to propose or agree to such an extension.
c. Once your separation from the Company is announced, the Company reserves the right to elect an independent director as Chairman, in which case you agree to resign that position, but retain your directorship, effective with such election.
2.    Reference is made to your employment agreement, dated January 25, 2008 (the “Employment Agreement”). You will be paid all amounts owed under Paragraph 5(a) of the Employment Agreement, and, in particular, your salary through the Separation Date, any unpaid portion of your annual bonus for the prior year, Long Term Incentive Plan (“LTIP”) distributions then due, unused vacation and sick time, and any unreimbursed expenses incurred by you through the Separation Date. Your 2015 annual bonus will be paid under normal plan procedures at the normal time (e.g., March 15, 2016), provided that your personal performance factor shall be calculated at target. Consistent with the foregoing, all restricted stock, stock options and performance share awards, and any other benefit or award that is scheduled to vest on or before April 1, 2016 shall be vested as scheduled and in no event later than April 1, 2016, irrespective of whether your employment or actual services to the Company terminate before April 1, 2016 for any reason other than Cause (as defined herein). All performance share awards that shall vest under this Paragraph 2 shall be distributed under the usual Company procedures upon vesting, but in no event later than April 30, 2016.
3.    In addition, if you execute and do not revoke a release substantially in the form attached to the Employment Agreement (the “Release”) pursuant to Paragraph 5 of the Employment Agreement (as modified specifically to extend the release to your service as a director of the Company and to provide that the parties’ obligations under the Transition Agreement shall survive the Release), the Company will pay or provide other compensation and benefits, including, in particular, the following:
a. Cash payment, at the rate of your salary, for 24 months immediately following the Separation Date (the “24-Month Period”), such amount to be paid monthly;
b. A cash payment equal to your annual bonus, paid at target, prorated for the portion of the year between January 1, 2016 and the Separation Date;
c. An amount equal to your annual bonus, paid at target, for the 24-Month Period, prorated for each partial year in the 24-Month Period, such amount to be paid when annual bonus payments would have been made had you remained employed throughout the 24-Month Period;
d. All material benefits under welfare benefit plans and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, individual and group life, accidental death and travel accident insurance plans and programs) on the same basis such benefits were provided immediately prior to the Separation Date, and, to the extent that any such benefits cannot be provided during any portion of the 24-Month Period, under the terms of the applicable plan or pursuant to applicable law, the

Company shall pay you a lump sum cash payment equal to the value of such continuing benefit coverage for the balance of the 24-Month Period on an after tax basis;
e. Vesting, effective April 1, 2016, in your unvested equity-based awards, cash awards, LTIP Awards (including specifically the LTIP Award to be made in or about March, 2016, irrespective of whether such award is actually made on or before April 1, 2016) and other incentive awards to the extent that you would have become vested during the 24-Month Period had you remained an employee of the Company through the 24-Month Period;
f. Assumed achievement of target performance for 2015 for the portion of your LTIP awards that are dependent on 2015 financial results, irrespective of the Separation Date; provided that the 2013 or 2014 portion of any LTIP award shall not be determined or redetermined by such assumed performance at target for 2015; and
g. An LTIP Award at the usual time (approximately March 15, 2016) on account of 2015 employment, with the same percentage allocation of the Award among stock options, restricted stock and performance shares, and the same material terms, as under the Award made in 2015, such that the Award shall be the same as the 2015 Award except as to the actual number of options and shares granted, which will be determined based on the share price of Company stock when the Award is calculated. You will not receive an LTIP Award on account of any service after 2015, including specifically your service between January 1, 2016 and the Separation Date.
All performance share awards that shall vest under this Paragraph 3, to the extent not already distributed, shall be distributed under the usual Company procedures upon vesting, but in no event later than April 30, 2016. The parties may exchange and agree on details concerning the items, amounts and estimates to which you are entitled under Paragraphs 2 and 3, and the time of payment of such amounts, the LTIP vesting calendar and LTIP vesting rules.
4.    Section 409A of the Internal Revenue Code (“Code”) imposes additional taxes and penalty interest on certain payments of deferred compensation to a “Specified Employee” (within the meaning of Section 409A(a)(2)(B) of the Code) unless such payments are delayed to a date that is at least six months after the Specified Employee’s separation from service. You acknowledge that you are a “Specified Employee”. Accordingly, any payments of compensation or benefits under Paragraphs 2 and 3 which are required to be delayed in order to comply with Section 409A(a)(2)(B) will be postponed, accumulated and paid on the first business day that is more than six months after your Separation Date (or, if earlier, upon your death), as further set forth in Section 12(c) of the Employment Agreement. Further, to the extent that any payment to you under this Agreement would cause additional taxes and/or penalty interest to be imposed by reason of any acceleration of payment or otherwise, the Company may modify the time and/or form of such payment to the extent reasonably necessary to avoid the imposition of any tax or penalty interest under Section 409A.
5.    All amounts payable to you under this Agreement are subject to withholding for all applicable taxes and required payments as the Company shall determine.

6.    This Agreement, and in particular the amounts to be paid under Paragraphs 2 and 3 of this Agreement, are dependent upon your continued employment as set forth in Paragraph 1. If you terminate your employment voluntarily (except as provided in this Agreement), except for Good Reason under the Employment Agreement (but subject to the modification of the term “Good Reason” in this Agreement), or are terminated by the Company for Cause (but subject to the modification of the term “Cause” in this Agreement), this Agreement will become null and void on the date of such termination, and the terms of the Employment Agreement will fully control. Nothing in this Agreement, and no action by the Company under this Agreement, shall be construed as “Good Reason” under the Employment Agreement, and you hereby waive your right to termination for Good Reason to the extent related in any way to a change pursuant to this Agreement in your employment status or compensation and benefits. For so long as this Agreement is in effect, “Good Reason” shall mean those actions or omissions (other than those contemplated in the performance of this Agreement) set forth in the Employment Agreement under Paragraphs 4(e) (iv) and (v). For so long as this Agreement is in effect “Cause” shall mean: (a) willful abandonment of your obligations under the Employment Agreement and this Agreement; or (b) those actions or omissions set forth in the Employment Agreement under Paragraphs 4(b)(i), (ii), (iii) and (v). With respect to preceding sentence, the term “willful” shall be defined consistent with the definition contained in Paragraph 4(c) of the Employment Agreement. Your employment shall not be terminated for Cause under this Paragraph, unless you have first been furnished with written notice that such grounds exist for termination and you have had at least 20 days after receipt of such notice to cure such grounds for termination and if, after that period any dispute remains, you shall have the opportunity to present the issues to the Board as described in the Employment Agreement at Paragraph 4(d).
7.    This Agreement does not modify the Employment Agreement, the LTIP, or any other plan or arrangement that governs any material entitlement except, if at all, to the extent specifically set forth in this Agreement. Once the Company and you have fulfilled any remaining obligations under the Employment Agreement and their respective obligations under this Agreement, such performance shall constitute full discharge of the Company’s obligations under the Employment Agreement and your rights thereunder, related to the circumstances of the CEO succession plan and your separation. In particular, the provisions of the Employment Agreement relating to retirement benefits, change of control, confidentiality, mutual nondisparagement, restrictive covenants, and indemnification remain in effect without any change, and the Parties may enforce their remedies under the Employment Agreement for breach of any obligations owed under the Employment Agreement. Except to the extent set forth in this Agreement, including specifically but not limited to paragraph 3 hereof, all amounts due to you, and each right exercisable by you, shall be governed by the applicable agreement, plan or arrangement under which such amounts or rights were granted. This confirms that, subject to the terms of any plan or agreement under which stock options have been granted to you, any vested but unexercised options shall be exercisable until the earlier of the end of the exercise period under the particular option grant or March 31, 2018.
8.    By August 31, 2015, you and the Company will agree on a mutually acceptable draft internal announcement, draft press release, and SEC filing regarding the

CEO succession plan and your transition from your executive positions and directorship with the Company. The Company agrees that the succession plan and transition may be characterized as a voluntary retirement or similar action based upon our agreement, and that such characterization shall not adversely affect your rights under this Agreement or the Employment Agreement.
9.    You agree that following your execution of this Agreement, at the Company’s reasonable request, you shall assist and advise the Company in any new or existing third party litigation, government agency or internal investigation in which the Company may become involved. The Company shall be responsible for your reasonable expenses associated with providing such assistance, and will supply you with appropriate legal counsel as necessary, as well as indemnification (including D&O insurance coverage) in accordance with the applicable By Laws of the Company and Paragraph 11 of the Employment Agreement.
10.    You waive any right to notice of termination of employment or other notice under the Employment Agreement or any other arrangement, except as set forth in this Agreement, and the absence or failure of notice shall not extend your employment, constitute Good Reason, or otherwise be the basis for any claim for compensation or damages.
11.    Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.
12.     Any dispute under this Agreement shall be resolved as set forth in Section 7 of the Employment Agreement.
13.    This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.
14.     This Agreement shall not be construed to affect your or the Company’s rights and obligations under any other agreement, including without limitation the non-competition obligations in executed LTIP Award Agreements.
15.    Capitalized terms that are not specifically defined in or by the context of this Agreement shall have the meanings set forth in the Employment Agreement.
16.    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its choice of law rules.
17.    This Agreement shall be executed solely by means of separate counterparts signed by each party delivered to Joel Horowitz, McCarter & English, LLP or his designee (“Escrow Agent”), and it shall become effective only when such counterparts are subsequently, physically joined together with the Agreement (“Activate”, “Activated” or “Activation”) by the Escrow Agent. However, whether or not the Agreement is Activated, once the counterparts are so executed by both parties, such counterparts and the process set forth in this paragraph shall be irrevocable, except by subsequent written agreement of both parties. The Escrow Agent shall only Activate the Agreement upon receipt of written notice (which may include electronic mail) as described further below. The Company may issue such written notice to the Escrow Agent, with simultaneous copy to you and your counsel, at any time up to and including February 1, 2016. You may issue such written notice to the Escrow Agent, with simultaneous copy to the Company’s Chief Legal Officer, at any time thereafter up to and including March 1, 2016. However, in the event, prior to Activation, you claim termination for Good Reason, or the Company claims termination for Cause, the Agreement shall be immediately and unilaterally Activated by the Escrow Agent upon receipt of written notice from the claiming party, and the amended definitions of Good Reason and Cause set forth in the Agreement shall apply in all respects as to any such claim, retroactively back to the relevant date on or after the date of signing of counterparts by both parties. If this Agreement is not Activated as set forth herein on or before March 1, 2016, this Agreement and any related correspondence shall be null and void, and the Escrow Agent shall be released from any further obligation hereunder.
With respect and admiration,
Very truly yours,

INNOPHOS HOLDINGS, INC.

By: /s/ Gary Cappeline___________
Gary A. Cappeline
Lead Independent Director

Date:

Accepted and agreed, subject to Activation in accordance with Paragraph 17:

/s/ Randolph Gress
Randolph Gress

FOR COMPLETION SOLELY BY ESCROW AGENT:

Date of Activation: November 10, 2015

By: /s/ Joel Horowitz__________________________________
Signature of Escrow Agent